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March 11, 1999



Mr. Patrick L. Flinn
Chairman of the Audit Committee of the Board of Directors
Metrotrans Corporation
777 Greenbelt Parkway
Griffin, GA  30223

Dear Mr. Flinn:

This letter will outline our proposal to provide professional management consulting services to Metrotrans Corporation ("Metrotrans") in its efforts to analyze and improve operating performance and cash flows.

Our Approach

We expect to perform our work in three phases, working with you, the Board of Directors and other management. The scope of our work will consist of assisting you in identifying and implementing potential areas to improve Metrotrans' cash flow and operating performance as follows:

  Phase I - Diagnostic assessment of the business

    1.  Assist in developing a 13-week rolling cash flow projection.
    2. Analyze asset collateral values including any potential asset redeployment opportunities.
    3. Analyze the components of working capital (e.g. inventory and receivables) to identify opportunities to reduce the Metrotrans investment in working capital.
    4. Assist in developing cash break-even and operating cash flow analysis by business segment.
    5. Review overhead structure and major line expense items for potential cost containment opportunities.
    6. Provide any other consulting services as requested by the Board of Directors and/or management to assist in the assessment of and stabilization of the business operation of Metrotrans.
    7. Assist in presentations to NationsBank for extension of additional credit and negotiations for waivers of current default.

  Estimated Fees:  $22,500 to $27,500 per week for three to four weeks
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  Phase II - Turnaround plan development

    1. Develop, by calendar and fiscal quarter, a strategic turnaround plan with tactical action steps to implement the plan.
    2.  Assist in implementing the turnaround plan.
    3. Assist in restructuring Metrotrans' debt as appropriate based upon the turnaround plan.

  Estimated Fees:  To be determined during Phase I

  Phase III - Monitoring operations and development long term strategic business plan for renewed growth

    1. Monitor progress of turnaround plan implementation and refinement of plan as required.
    2.  Development of long term strategic business plan for renewed growth.

  Estimated Fees:  To be determined during Phase II

This Three-Phase approach is a proved Arthur Andersen ("Andersen") methodology and framework. Our turnaround methodology is predicated upon a coordinated, seamless collaboration between Metrotrans' managerial knowledge capital and Arthur Andersen's external expertise. We do not seek to duplicate information or effort, but rather consistently provide Metrotrans with value added services that exceed your expectations. Our work plans are based on the assumption that 1) our staff receives full cooperation from a willing and able Metrotrans management, staff and Board of Directors; and 2) data required for analysis is made readily available to us and is reasonably accurate and suitable for our purposes.

We will report directly to you and the Board and to any other members of management as the Board so directs. Any reports we prepare will be provided for your and the Board's purpose to assist in Metrotrans' turnaround efforts. We view our role as being very interactive with you, Metrotrans' Board, management and employees. We expect to work jointly in determining the project scope on an ongoing basis, which may result in refocusing our efforts into other areas than those specified in the letter. We understand that any reports may be shared with members of the Board, management and, with prior approval of the Company, NationsBank, but should not be provided to other third parties without our express written permission. Any decision regarding the implementation of our recommendations will be made by the Board.

As part of our assistance, we may inquire into certain financial information to help us understand Metrotrans' operation. These inquiries and our assistance are not intended to
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include professional advice on accounting-
related matters. Our assistance does not constitute an audit and our services are not designed, nor should they be relied upon, to disclose weaknesses in internal controls, financial statement errors or irregularities or illegal acts. However, we will inform you if any such weaknesses, errors or irregularities come to our attention. In the course of our work, we will also bring to your attention areas to improve operating, financial and reporting procedures that we identify. Both parties acknowledge that Andersen will rely substantially and materially upon the data, the analysis and the representations made by Metrotrans and its management and key personnel. Andersen does not accept responsibility for the accuracy of either the information or the general representations made by these persons.

Our fees are based on a discount to our standard hourly rates, plus reasonable out-of-pocket expenses for an engagement of this type. The discounted hourly billing rates for professionals assigned to this engagement are as follows:

           Partners              $350
           Directors             $300-330
           Managers              $210-295
           Consultants           $120-190

Andersen will receive a retainer of $30,000. The retainer will be applied to Andersen's final billing upon termination of this agreement and any balance will be returned to Metrotrans. We will submit billings on a weekly basis with such billings being payable upon presentation. We will endeavor to keep our fees and expenses as low as possible.

Metrotrans shall indemnify and hold harmless Andersen, and its personnel from and against any claims, liabilities, costs, expenses (including, without limitation to attorney's fees and the time of Andersen personnel involved) brought against, paid or incurred by Andersen at any time and in any way arising out of or relating to Andersen services under this engagement, except to the extent finally determined to have resulted from the gross negligence or willful misconduct of Andersen personnel. This provision shall survive the termination of this arrangement for any reason.

Andersen's maximum liability relating to services rendered under this letter, regardless of form or action, whether in contract, negligence, or otherwise, shall be limited to the charges paid to Andersen for services or work products under this agreement. In no event shall Andersen be liable for consequential, special, incidental or punitive losses, damage, or expenses (including, without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.
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Andersen's performance of services hereunder should not replace other inquiries or procedures which Metrotrans may want to undertake for the purpose of satisfying itself before making decisions. Andersen will report to and take direction from you as a member of the Board of Directors. The decision to implement any of Andersen's recommendations will be solely at the discretion of Metrotrans.

This arrangement shall be effective as of the date of your acceptance of this letter as denoted below. This engagement may be terminated at will by Metrotrans or Arthur Andersen. If you are dissatisfied for any reason, our efforts will cease immediately. Should either party elect to terminate this arrangement, the final billing will be applied against the retainer and any remaining portion of the retainer will be refunded to the Company upon payment in full of the final bill.

Andersen agrees to treat confidentially and not disclose to any third parties
(i) any information obtained by Andersen pursuant to this agreement, (ii) any notes, analyses, compilations, charts, graphs, studies or documents prepared by Andersen in connection with this engagement and (iii) any evaluation, report, recommendation or other work product produced by Andersen in connection with this engagement unless disclosure is required pursuant to a court order or as approved in writing by Metrotrans, exercising its sole discretion. Andersen shall protect the confidentiality of such information, documentation and work products in the same manner that it protects its own confidential and proprietary information of like kind.

We appreciate this opportunity to be of service to you. You may be sure that the engagement will be given our closest attention.

Very truly yours,
ARTHUR ANDERSEN LLP
BY:  /s/ Lawrence R. Hirsh
Lawrence R. Hirsh
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I have read and accept and agree to the terms stated herein:

BY:  /s/ Patrick L. Flinn                 Date:  March 11, 1999
Mr. Patrick L. Flinn
Chairman of the Audit Committee of the Board of Directors
Metrotrans Corporation

Copies to:  William L. Floyd, Long Aldridge & Norman
            William H. Runge, III, Arthur Andersen LLP